Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

ADDvantage Technologies Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock ($0.01 par value)	Rule 457(c) and Rule 457(h)	1,000,000	$1.71	$1,710,000	$0.0000927	$158.52
Total Offering Amounts					$1,710,000		$158.52
Total Fee Offsets							$ —
Net Fee Due							$158.52

(1)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the Common Stock reported on the Nasdaq Stock Market September 27, 2022.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock of the Company that may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the Company’s outstanding shares of Common Stock.